Exhibit 99.1

For Immediate Release

Contacts:

Brad Holmes, Investor Relations (713) 654-4009; or Andrew Clifford, President (713) 458-1560; or Michael Aldridge, CFO (713) 458-1560

Website:

www•saratogaresources•com

Saratoga Resources, Inc. Provides Update On QQ-25 Well and Selected

Financial Information

Houston, TX – March 7, 2013 – Saratoga Resources, Inc. (NYSE MKT: SARA; the “Company” or “Saratoga”) today provided an update on the status of previously announced drilling operations as well as guidance regarding certain anticipated year-end 2012 financial results and hedging information.

With respect to the previously announced SL 195 QQ-25 “Roux Toux” well in Main Pass Block 47 Field, the well was drilled to a total depth of 8,453 feet MD (8,000 feet TVD) and was successfully completed as a dual in the 13 and 17 sands.  The well recently underwent flow testing and demonstrated an initial production (IP) test rate of 290 gross barrels of oil per day (BOPD) and 2.5 million gross cubic feet of gas per day (MMCFPD), or net 509 barrels of oil equivalent per day (BOEPD).  Flowing tubing pressure (FTP) was 1,800 pounds per square inch (psi) on a 14/64” choke on the short string and 275 psi on a 30/64” choke on the long string. The well has been tied back to the Company’s Grand Bay facilities.

The Company also announced total production for 2012 of approximately 1.1163 million barrels of oil equivalent (MMBOE), or an increase of 18% over total 2011 production.   2012 production was comprised of 61% crude oil and 39% natural gas.  The increase in production was achieved in spite of the production shut down due to Hurricane Isaac in the third quarter and lingering effects into the fourth quarter of 2012.  Saratoga sells crude oil on the Light Louisiana Sweet (LLS) and Heavy Louisiana Sweet (HLS) markets, which are both currently at a premium of approximately 20% to West Texas Intermediate (WTI) posted prices.  Saratoga’s natural gas also sells on Louisiana markets and the Company receives a premium over NYMEX Henry Hub posted prices, due to BTU content and quality adjustments.  In addition, Saratoga announced that it anticipates reporting discretionary cash flow of approximately $0.97 - $1.00 per share for 2012 in spite of the loss of discretionary cash flow in 2012 due to Hurricane Isaac production interruptions.

Hedging

The Company also provided an update of its current hedging position as follows:

Quarter	Product	Volume	Price	Basis

1Q13	Oil	1,500 BOPD	$107.83	LLS & Brent
2Q13	Oil	1,000 BOPD	$108.01	Brent
3Q13	Oil	833 BOPD	$107.75	Brent
4Q13	Oil	917 BOPD	$107.88	Brent
1Q14	Oil	500 BOPD	$109.20	Brent

Management Comments

Mr. Thomas Cooke, Chairman and CEO of Saratoga Resources, said “We are pleased with the results of the QQ-25 well.  The production tests were better than anticipated and the well came in under budgeted AFE costs.  Continued results like this well should set the company up in 2013 to exceed its 2012 production growth rate of 18%.  While it is always nice to announce a significant increase in annual production, that is particularly true this year when we had 100% of our production shut-in for approximately 17 days due to Hurricane Isaac and it was well into the 4th quarter of the year before we were able to get all of our wells back on line.  We estimate that these shut-ins resulted in deferred revenue in 2012 of between $7 and $8 million dollars. In spite of those interruptions, we anticipate reporting year-end discretionary cash flow of approximately $0.97 - $1.00 per share and we think these are very strong results.”

Mr. Cooke added “As a result of weakness in natural gas prices during 2012, we anticipate that Saratoga, like many other operators, will be reporting some write-downs in year-end reserves driven by negative gas pricing revisions based on required SEC pricing models. We have recently reprocessed our proprietary Grand Bay 3-D seismic data and have re-launched detailed field studies and expect some exciting new opportunities to arise out of that effort. Back in 2008-2009, during the first phase of our field study, we increased reserves by over 40%. While we do not expect such a big increase this time around, the integration of the newly-reprocessed 3-D should yield some good results with high-grading of development drilling opportunities with a higher liquid component.”

Non-GAAP Financial Measures

Discretionary cash flow and discretionary cash flow per share are non-GAAP financial measures and supplemental financial measures used by the company’s management and by securities analysts, investors, lenders, rating agencies and others who follow the industry as an indicator of the company’s ability to internally fund exploration and development activities. Discretionary cash flow should not be considered as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with generally accepted accounting principles (“GAAP”).  Discretionary cash flow excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, the company’s Discretionary Cash Flow or its Discretionary Cash Flow Per Share may not be comparable to similarly titled measures used by other companies.

About Saratoga Resources

Saratoga Resources is an independent exploration and production company with offices in Houston, Texas and Covington, Louisiana. Principal holdings cover 32,119 gross/net acres, mostly held-by-production (all depths), currently located in the transitional coastline and protected in-bay environment on parish and state leases of south Louisiana. Most of the company's large drilling inventory has multiple pay objectives that range from as shallow as 1,000 feet to the ultra-deep prospects below 20,000 feet in water depths of less than 10 feet. For more information, go to Saratoga's website at www.saratogaresources.com and sign up for regular updates by clicking on the Updates button.

Forward-Looking Statements

This press release includes certain estimates and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Words such as "expects”, "anticipates", "intends", "plans", "believes", "assumes", "seeks", "estimates", "should",  and variations of these words and similar expressions, are intended to identify these forward-looking statements. While we believe these statements are accurate, forward-looking statements are inherently uncertain and we cannot assure you that these expectations will occur and our actual results may be significantly different. These statements by the Company and its management are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Important factors that could cause actual results to differ from those in the forward-looking statements include the factors described in the "Risk Factors" section of the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information, or otherwise.

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